Exhibit 5.1

Pillsbury Winthrop Shaw Pittman LLP
2300 N Street, NW | Washington, DC 20037-1122 | tel 202.663.8000 | fax 202.663.8007

January 31, 2011

Yayi International Inc.
No. 9 Xingguang Road,
Northern Industrial Park of Zhongbei Town,
Xiqing District, Tianjin 300384, China

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as special United States counsel for Yayi International Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of 5,575,000 shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”), to be offered and sold by certain stockholders of the Company, which consist of 4,460,000 shares of Common Stock (the “Conversion Shares”) initially issuable upon conversion of $8,920,000 aggregate principal amount of the Company’s 9% Convertible Promissory Notes (the “Notes”) and 1,115,000 shares of Common Stock (the “Warrant Shares”) issuable upon the exercise of Series F Common Stock Purchase Warrants (the “Warrants”).

We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion. Based upon the foregoing, we are of the opinion that the Conversion Shares and the Warrant Shares have been duly authorized and, when issued by the Company upon conversion in accordance with the terms of the Notes and exercise in accordance with the terms of the Warrants, respectively, will be validly issued, fully paid and nonassessable.

This opinion is limited to matters governed by the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution, and reported judicial decisions interpreting the foregoing).

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus included therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP

www.pillsburylaw.com